Exhibit 5.01

    OPINION AND CONSENT OF HAWLEY TROXELL ENNIS & HAWLEY LLP


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                        September 8, 2000



United States Antimony Corporation
P.O. Box 643
1250 Prospect Creek Road
Thompson Falls, MT  59873

     Re:  United States Antimony Corporation
          Form SB-2 Registration Statement

Ladies and Gentlemen:

     This firm represents United States Antimony Corporation, a Montana corporation (the "Company"). This opinion is delivered in connection with the referenced Form SB-2 Registration Statement relating to United States Antimony Corporation and the issuance of up to 1,000,000 shares of the Company's Common Stock, $.01 par value per share (hereinafter referred to as the "Common Stock") upon conversion of certain debentures and exercise of certain related warrants. In connection therewith, we have examined originals or copies of corporate records, certificates of public officials and of officers of the Company and other instruments relating to the authorization and issuance of such shares of Common Stock as we have deemed relevant and necessary for the opinion hereinafter expressed.

     On the basis of the foregoing, we are of the opinion that the issuance of up to 310,260 shares of Common Stock has been duly authorized by the Board of Directors of the Company, and that the shares, when issued in accordance with the terms and conditions of the debentures and/or the warrants, will be legally issued, fully paid and nonassessable.

     The opinion herein expressed is limited to the laws of the United States and the Montana Business Corporation Act, all as in effect on the date hereof.

     We hereby consent to the filing of this opinion as an exhibit to the Company's Registration Statement on Form SB-2 and any amendment thereof.

                         Sincerely,

                         HAWLEY TROXELL ENNIS & HAWLEY LLP


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